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                      BOARD MANDATORY RETIREMENT POLICY


MANDATORY BOARD RETIREMENT POLICY

      No person shall be nominated by the Nominating Committee of the Company's Board of Directors to a term of office on the Company's Board of Directors who has attained the age of 70 or more before the first day of the proposed term of offices; provided, however, the foregoing policy shall be inapplicable to current directors of the Company aged 70 or more whose current term of office, on the date hereof, expires subsequent to the Company's 1994 Annual Meeting of Stockholders;

      If any person aged 70 or greater is nominated for election to a term of office at the Company's 1994 Annual Meeting of Stockholders, then any such person shall, prior to taking office, agree to resign his or her directorship effective June 30, 1995.